EXHIBIT 21
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                            LIST OF SUBSIDIARIES
                            --------------------


      Name of Company                                  Where Organized
      ---------------                                  ---------------

1.    AMF Merchandising Corporation                    Delaware
2.    DC Distribution, LLC                             Illinois
3.    EC Managers, Inc.                                Delaware
4.    Kaanapali Land Management Corporation            Hawaii
5.    Kaanapali Farm Services, Inc.                    Hawaii
6.    Kaanapali Realty LLC                             Delaware
7.    KCF-1, LLC                                       Hawaii
8.    KDCW, Inc.                                       Delaware
9.    KLC Holding Corp.                                Delaware
10.   KLC Land Company, LLC                            Hawaii
11.   MauiGrown Coffee Distributors, LLC               Hawaii
12.   NB Lot 3, LLC                                    Delaware
13.   NB Lot 4, LLC                                    Delaware
14.   Oahu Distribution, Inc.                          Hawaii
15.   Oahu MS Development Corp.                        Hawaii
16.   Oahu Sugar Company, LLC                          Hawaii
17.   Pioneer Mill Company, LLC                        Hawaii
18.   PM Land Company, LLC                             Delaware
19.   Waikele Golf Manager, LLC                        Delaware
20.   Waikele Golf Course, LLC                         Delaware
21.   WG Land, LLC                                     Delaware